Exhibit 1.1

(TRANSLATION)

ARTICLES OF INCORPORATION

TOYOTA MOTOR CORPORATION

ARTICLES OF INCORPORATION OF TOYOTA MOTOR CORPORATION

(As amended on June 14, 2013)

CHAPTER I. GENERAL PROVISIONS

Article 1. (Trade Name)

The name of the Corporation shall be “Toyota Jidosha Kabushiki Kaisha” to be expressed in English as “TOYOTA MOTOR CORPORATION”.

Article 2. (Purpose)

The purpose of the Corporation shall be to engage in the following businesses:

(1)	the manufacture, sale, leasing and repair of motor vehicles, industrial vehicles, ships, aircraft, other transportation machinery and apparatus, spacecraft and space machinery and apparatus, and parts thereof;

(2)	the manufacture, sale, leasing and repair of industrial machinery and apparatus and other general machinery and apparatus, and parts thereof;

(3)	the manufacture, sale, leasing and repair of electrical machinery and apparatus, and parts thereof;

(4)	the manufacture, sale, leasing and repair of measuring machinery and apparatus, and medical machinery and apparatus, and parts thereof;

(5)	the manufacture and sale of ceramics and products of synthetic resins, and materials thereof;

(6)	the manufacture, sale and repair of construction materials and equipment, furnishings and fixtures for residential buildings;

(7)	the planning, designing, supervision, execution and undertaking of construction works, civil engineering works, land development, urban development and regional development;

(8)	the sale, purchase, leasing, brokerage and management of real estate;

(9)	the service of information processing, information communications and information supply, and the development, sale and leasing of software;

(10)	the design and development of product sales systems that utilize networks such as the Internet; sale, leasing, maintenance of computers included within such systems, and sales of products by utilizing such systems;

(11)	the inland transportation, marine transportation, air transportation, stevedoring, warehousing and tourism businesses;

(12)	the printing, publishing, advertising and publicity, general leasing, security and workers dispatch businesses;

(13)	the credit card operations, purchase and sale of securities, investment consulting, investment trust operation, and other financial services;

(14)	the operation and management of such facilities as parking lots, showrooms, educational facilities, medical care facilities, sports facilities, marinas, airfields, food and drink stands and restaurants, lodging facilities, retail stores and others;

(15)	the non-life insurance agency business and life insurance agency business;

(16)	the production and processing by using biotechnology of agricultural products including trees, and the sale of such products;

(17)	the sale of goods related to each of the preceding items and mineral oil;

(18)	the conducting of engineering, consulting, invention and research relating to each of the preceding items and the utilization of such invention and research; and

(19)	any businesses incidental to or related to any of the preceding items.

Article 3. (Location of Principal Office)

The principal office of the Corporation shall be located in Toyota City, Aichi Prefecture, Japan.

Article 4. (Public Notices)

Public notices of the Corporation shall be given electronically; provided, however, that in the case that an electronic public notice is impracticable due to an accident or any other unavoidable reason, public notices of the Corporation shall be given in the newspaper “The Nihon Keizai Shimbun”.

CHAPTER II. SHARES

Article 5. (Total Number of Authorized Shares)

The total number of shares which the Corporation is authorized to issue shall be ten billion (10,000,000,000).

Article 6. (Number of Shares Constituting One Unit (tangen) and Rights to Shares

Constituting Less than One Unit (tangen) )

1.	The number of shares constituting one unit (tangen) of shares of the Corporation shall be one hundred (100).

2.	The shareholders of the Corporation are not entitled to exercise any rights to shares constituting less than one unit (tangen) of shares held by the shareholders, other than the rights provided for in each Item of Article 189, Paragraph 2 of the Corporation Act (Kaisha-hou).

Article 7. (Acquisition of Own Shares)

The Corporation may acquire its own shares by a resolution of the Board of Directors in accordance with the provisions of Article 165, Paragraph 2 of the Corporation Act.

Article 8. (Transfer Agent)

1.	The Corporation shall have a transfer agent (Kabunushimeibo-Kanrinin).

2.	The transfer agent and the location of its office shall be designated by a resolution of the Board of Directors, and public notice thereof shall be given.

3.	The register of shareholders and the register of stock acquisition rights shall be kept at the office of the transfer agent. The entry or recording into the register of shareholders and the register of stock acquisition rights, the purchase of shares constituting less than one unit (tangen) and any other matters related to the shares and stock acquisition rights shall be handled by the transfer agent and not by the Corporation.

Article 9. (Share Handling Regulations)

The procedures for and fees for the entry or recording into the register of shareholders and the register of stock acquisition rights, purchasing shares constituting less than one unit (tangen) and any other matters relating to the handling of shares and stock acquisition rights shall be subject to the Share Handling Regulations established by the Board of Directors.

Article 10. (Record Date)

1.	The Corporation shall deem any shareholder entered or recorded in the final register of shareholders as of March 31 in such year to be a shareholder entitled to exercise its rights at the ordinary general meeting of shareholders for that business year.

2.	In addition to the case provided for in the preceding paragraph, the Corporation may, after giving prior public notice, fix a date as the record date, where it deems it necessary to do so.

CHAPTER III. GENERAL MEETINGS OF SHAREHOLDERS

Article 11. (Ordinary General Meetings and Extraordinary General Meetings of Shareholders)

1.	The ordinary general meeting of shareholders of the Corporation shall be convened in June of each year.

Extraordinary general meetings of shareholders may be called whenever necessary.

2.	Each general meeting of shareholders may be convened at the place where the principal office of the Corporation is located, or at a place adjacent thereto, or in Nagoya City.

Article 12. (Resolutions)

1.	All resolutions of a general meeting of shareholders shall be adopted by a majority of the votes of the shareholders present at the meeting who are entitled to vote, unless otherwise provided by laws and regulations or these Articles of Incorporation of the Corporation.

2.	Special resolutions as specified by Article 309, Paragraph 2 of the Corporation Act shall be adopted by not less than two-thirds (2/3) of the votes of the shareholders present at the meeting who hold shares representing in aggregate not less than one-third (1/3) of the voting rights of all shareholders who are entitled to vote.

Article 13. (Chairman of General Meeting)

1.	The Chairman of the Board or the President of the Corporation shall preside as chairman at a general meeting of shareholders.

2.	In the event that the positions of both the Chairman of the Board and the President are vacant or that both of them are prevented from so presiding as chairman, another Director of the Corporation shall preside in their place according to the order of precedence previously established by the Board of Directors.

Article 14. (Exercise of Voting Rights by Proxy)

1.	A shareholder may exercise its voting rights by proxy, provided, however, that the proxy shall be a shareholder of the Corporation who is entitled to exercise its own voting rights.

2.	In cases where the preceding paragraph applies, the shareholder or its proxy shall file with the Corporation a document establishing the proxy’s power of representation for each general meeting of shareholders.

3.	The Corporation may refuse a shareholder having two (2) or more proxies attend a general meeting of shareholders.

Article 15. (Deemed Delivery of Reference Documents, etc. for General Meeting of Shareholders)

Upon convening a general meeting of shareholders, the Corporation may deem that the information which is required to be described or indicated in reference documents for the general meeting of shareholders, business reports, financial statements and consolidated financial statements shall be provided to the shareholders, in the event that it is disclosed, pursuant to laws and regulations, through the method by which shareholders may receive such information through an electronic means.

CHAPTER IV. DIRECTORS AND BOARD OF DIRECTORS

Article 16. (Number of Directors)

The Corporation shall have no more than twenty (20) Directors.

Article 17. (Election of Directors)

1.	Directors shall be elected by a resolution of a general meeting of shareholders.

2.	A resolution for the election of Directors shall be adopted by a majority vote of the shareholders present at the meeting who hold shares representing in aggregate not less than one-third (1/3) of the voting rights of all the shareholders who are entitled to vote.

3.	The election of Directors shall not be made by cumulative voting.

Article 18. (Term of Office of Directors)

1.	The term of office of Directors shall expire at the closing of the ordinary general meeting of shareholders to be held for the last business year of the Corporation ending within one (1) year after their election.

2.	The term of office of any Director elected in order to increase the number of Directors or to fill a vacancy shall be the balance of the term of office of the other Directors who hold office at the time of his/ her election.

Article 19. (Board of Directors)

1.	The Corporation shall have a Board of Directors.

2.	Notice of a meeting of the Board of Directors shall be dispatched to each Director and each Audit & Supervisory Board Member at least three (3) days before the date of the meeting. In case of urgency, however, such period may be shortened.

3.	With respect to matters to be resolved by the Board of Directors, the Corporation shall deem that such matters were approved by a resolution of the Board of Directors when all the Directors express their agreement in writing or by electronic records. Provided, however, that this provision shall not apply when any Audit & Supervisory Board Member expresses his/her objection to such matters.

4.	In addition to the preceding two (2) paragraphs, the management of the Board of Directors shall be subject to the Regulations of the Board of Directors established by the Board of Directors.

Article 20. (Representative Directors and Executive Directors)

1.	The Board of Directors shall designate one or more Representative Directors by its resolution.

2.	The Board of Directors may appoint one Chairman of the Board, one President and one or more Vice Chairmen of the Board and Executive Vice Presidents by its resolution.

Article 21. (Honorary Chairmen and Senior Advisors)

The Board of Directors may appoint Honorary Chairmen and Senior Advisors by its resolution.

Article 22. (Exemption from Liability of Directors)

In accordance with the provisions of Article 426, Paragraph 1 of the Corporation Act, the Corporation may, by a resolution of the Board of Directors, exempt Directors (including former Directors) from liabilities provided for in Article 423, Paragraph 1 of the Corporation Act within the limits stipulated by laws and regulations.

Article 23. (Liability Limitation Agreement with Outside Directors)

In accordance with the provisions of Article 427, Paragraph 1 of the Corporation Act, the Corporation may enter into an agreement with Outside Directors, limiting liabilities provided for in Article 423, Paragraph 1 of the Corporation Act; provided, however, that the limit of the liability under the agreement shall be the minimum amount of liability stipulated by laws and regulations.

CHAPTER V. AUDIT & SUPERVISORY BOARD MEMBERS AND

AUDIT & SUPERVISORY BOARD

Article 24. (Establishment of Audit & Supervisory Board Members and Number of Audit & Supervisory Board Members)

The Corporation shall have no more than seven (7) Audit & Supervisory Board Members.

Article 25. (Election of Audit & Supervisory Board Members)

1.	Audit & Supervisory Board Members shall be elected by a resolution of a general meeting of shareholders.

2.	A resolution for the election of Audit & Supervisory Board Members shall be adopted by a majority vote of the shareholders present at the meeting who hold shares representing in aggregate not less than one-third (1/3) of the voting rights of all the shareholders who are entitled to vote.

Article 26. (Term of Office of Audit & Supervisory Board Members)

1.	The term of office of Audit & Supervisory Board Members shall expire at the closing of the ordinary general meeting of shareholders to be held for the last business year of the Corporation ending within four (4) years after their election.

2.	The term of office of any Audit & Supervisory Board Member elected to fill a vacancy shall be the balance of the term of office of the Audit & Supervisory Board Member whom he/she succeeds.

Article 27. (Audit & Supervisory Board)

1.	The Corporation shall have an Audit & Supervisory Board.

2.	Notice of a meeting of the Audit & Supervisory Board shall be dispatched to each Audit & Supervisory Board Members at least three (3) days before the date of the meeting. In case of urgency, however, such period may be shortened.

3.	In addition to the provisions of the preceding paragraph, the management of the Audit & Supervisory Board shall be subject to the Regulations of the Audit & Supervisory Board established by the Audit & Supervisory Board.

Article 28. (Full-time Audit & Supervisory Board Member)

The Audit & Supervisory Board shall, by its resolution, select one or more full-time Audit & Supervisory Board Members.

Article 29. (Exemption from Liability of Audit & Supervisory Board Members)

In accordance with the provisions of Article 426, Paragraph 1 of the Corporation Act, the Corporation may, by a resolution of the Board of Directors, exempt Audit & Supervisory Board Members (including former Audit & Supervisory Board Members) from liabilities provided for in Article 423, Paragraph 1 of the Corporation Act within the limits stipulated by laws and regulations.

Article 30. (Liability Limitation Agreement with Outside Audit & Supervisory Board Members)

In accordance with the provisions of Article 427, Paragraph 1 of the Corporation Act, the Corporation may enter into an agreement with Outside Audit & Supervisory Board Members, limiting liabilities provided for in Article 423, Paragraph 1 of the Corporation Act; provided, however, that the limit of the liability under the agreement shall be the minimum amount of liability stipulated by laws and regulations.

CHAPTER VI. ACCOUNTING AUDITOR

Article 31. (Accounting Auditor)

The Corporation shall have an Accounting Auditor(kaikeikansa-nin).

CHAPTER VII. ACCOUNTS

Article 32. (Business Year)

The business year of the Corporation shall be one (1) year from April 1 of each year until March 31 of the following year.

Article 33. (Dividends from Surplus, etc.)

1.	Dividends from Surplus of the Corporation shall be paid to the shareholders or registered share pledgees entered or recorded in the final register of shareholders as of March 31 of each year.

2.	The Corporation may, by a resolution of the Board of Directors, distribute dividends from surplus as provided for in Article 454, Paragraph 5 of the Corporation Act to the shareholders or registered share pledgees entered or recorded in the final register of shareholders as of September 30 of each year.

3.	In addition to the preceding two (2) paragraphs, the Corporation may, by a resolution of the Board of Directors, decide on matters provided for in each Item of Article 459, Paragraph 1 of the Corporation Act.

4.	No interest shall be paid on unpaid dividends from surplus.

Article 34. (Dispensation from Payment of Dividends from Surplus, etc.)

In the case where the dividends from surplus are paid by cash, the Corporation shall not be obliged to pay any dividends from surplus after three (3) years have expired from the date of tender thereof.